Exhibit 5.1

[Letterhead of Dewey & LeBoeuf LLP]

March 7, 2008

Central European Distribution Corporation

Two Bala Plaza

Suite 300

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

We have acted as counsel for Central European Distribution Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $310,000,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2013 (the “Notes”), which Notes are convertible into cash and, if applicable, shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant an Indenture (the “Base Indenture”), dated March 7, 2008, between the Company and The Bank of New York, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1 (the “Supplemental Indenture”), dated March 7, 2008, between the Company and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, being herein referred to as the “Indenture”), and pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated March 3, 2008, between the Company and J.P. Morgan Securities Inc. and a Registration Statement on Form S-3 (File No. 333-149487) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including a Prospectus Supplement (the “Prospectus Supplement”), dated March 3, 2008, filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2008.

In connection with this letter, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purposes of this letter, including the Registration Statement, the Indenture, an executed copy of the certificate evidencing the Notes, the Underwriting Agreement, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company. We have also assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of each person signing each instrument presented to us and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, contracts, agreements, instruments and certificates we have reviewed as of their stated dates and as of the date hereof. We have also assumed that the Trustee has duly authorized, executed and delivered each of the Base Indenture and the Supplemental Indenture and that each of the Base Indenture and the Supplemental Indenture constitutes a legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Central European Distribution Corporation

March 7, 2008

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. When the Notes have been duly executed, issued and authenticated in accordance with the Indenture and delivered against payment therefor in accordance with the Underwriting Agreement, the Notes will be duly and validly issued and will constitute legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The shares of Common Stock initially issuable upon conversion of the Notes have been validly authorized and reserved for issuance and, when issued and delivered upon conversion of the Notes in accordance with the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

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We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to any other laws or as to matters governed by any other laws, and we express no opinion with respect to the Company’s compliance or non-compliance with applicable federal securities laws. Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to principles of comity and general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing.

We consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ DEWEY & LEBOEUF LLP

DEWEY & LEBOEUF LLP